Exhibit 97
Tompkins Financial Corporation
AMENDED AND RESTATED CLAWBACK POLICY

WHEREAS, the Board of Directors of Tompkins Financial Corporation adopted the Tompkins Financial Corporation Clawback Policy effective as of April 1, 2019 (the “Clawback Policy”) to provide for recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws; and
WHEREAS, pursuant to the Clawback Policy, the Compensation Committee of the Board of Directors may amend the Clawback Policy from time to time in its discretion;
WHEREAS, in light of the final regulations regarding recovery of executive compensation adopted by the Securities and Exchange Commission and NYSE American LLC, the Compensation Committee deems it to be in the best interests of Tompkins Financial Corporation and its shareholders to amend and restate the Clawback Policy;
NOW, THEREFORE, the Clawback Policy is hereby amended and restated as follows:
Introduction
The Board of Directors (the “Board”) of Tompkins Financial Corporation (the "Company") believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s commitment to long-term growth and sustainable profitability. The Board has therefore adopted this policy which provides for the recovery of erroneously awarded, incentive-based executive compensation in the event of an accounting restatement resulting from the Company’s material noncompliance with financial reporting requirements under the federal securities laws, on the terms and conditions described herein (the “Policy”).
It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended and any applicable rules or standards adopted by the Securities and Exchange Commission and the NYSE American or any national securities exchange on which the Company's securities are listed.
Administration
This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration and enforcement of this Policy. Any determinations made by the Committee shall be final and binding on Tompkins Financial Corporation, its subsidiaries, the Covered Executives and any other affected individuals.
Covered Executives
This Policy applies to the current and former executive officers of the Company or any of its subsidiaries who are, or were, deemed to be officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other employees who may from time to time be deemed subject to the Policy by the Committee (individually and collectively, the “Covered Executives”).

Effective Date
This Policy shall be effective as of October 2, 2023 (the “Effective Date”), and shall apply to any Incentive Compensation as defined herein that is received by Covered Executives on or after that date.
Accounting Restatement
An “Accounting Restatement” occurs when the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Financial Reporting Measures
     “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Among others, Financial Reporting Measures include total shareholder return, return on equity, and return on assets.

Incentive Compensation
    “Incentive Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including but not limited to annual bonuses, stock options, restricted stock and restricted stock units. To the extent a compensation element is based on individual and qualitative factors in addition to attainment of Financial Reporting Measures, the Committee shall have sole discretion to determine the portion of compensation that will be considered Incentive Compensation subject to recovery under this Policy. Base salary is not considered Incentive Compensation for purposes of this Policy.

Recovery; Accounting Restatement
In the event of an Accounting Restatement, the Committee will, on a reasonably prompt basis, require reimbursement or forfeiture of any excess1 Incentive Compensation received by any persons who were serving as Covered Executives during the relevant performance period in the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement (the “Recovery Period”)2. For purposes of this Policy, Incentive Compensation is deemed received in the fiscal period during which the financial reporting measure is attained, even if the payment or grant occurs after the end of that period.

1 The excess amount of Incentive Compensation subject to recovery is the amount of any Incentive Compensation received by such Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Committee must determine the amount of erroneously-awarded compensation based on its reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was determined. The Committee must document its determination and may be required to provide this information to the NYSE American.

2 The relevant determination date is the earlier of the date (a) the Audit and Examining Committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Method of Recovery; Tax Treatment
The Committee will determine, in its sole discretion, the method for recovering compensation hereunder which may include, without limitation:
(a) requiring reimbursement of the excess cash Incentive Compensation previously paid;
(b) seeking recovery of any excess amount realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any restricted stock, restricted stock units, stock options and any other equity awards (the “Equity Awards”);
(c) offsetting the excess amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested Equity Awards; and/or
(e) taking any other remedial and recovery action, as determined by the Committee, in each case, to the extent such recovery method is not otherwise prohibited by applicable law/regulation.
To the extent that the compensation to be recovered in accordance with this Policy was issued in the form of Equity Awards, and such Equity Awards have been held continuously by the Covered Executive from original issuance through the date of the recovery (the “Held Securities”), the Covered Executive shall be permitted to tender back such Held Securities “in kind” (e.g., remit the Held Securities themselves back to the Company), and shall not be responsible for paying an additional amount to reflect any diminution in value of the Held Securities at the time of the recovery.
In the event of a recovery, the Covered Executive must repay the entire gross amount of the compensation to be recovery without deduction or offset for federal, state and/or local taxes previously paid, deducted, or net-settled. To the extent permitted by applicable local, state and federal law, the Covered Executive may apply for Internal Revenue Code Section 1341 “make-whole” treatment of the recovered amount. If the Covered Executive submits an Internal Revenue Code Section 1341 “make-whole” claim, the Company agrees to reasonably cooperate with such claim, including providing reasonable substantiating documentation upon request, but takes no responsibility for any aspect of the Covered Executive’s tax obligations or liability. To the extent permitted by applicable local, state and federal law, the Company may claim a tax credit for overpayment of FICA taxes in the year the Company originally paid the recovered compensation to the Covered Executive.
The Committee shall notify Covered Executives in writing about any determination under this Policy.
No Indemnification
Unless otherwise required by law, the Company shall not indemnify any Covered Executives against the loss of any compensation recovered from a Covered Executive hereunder, nor any costs/expenses associated with any disputes or claims arising out of the Committee’s efforts to enforce this Policy or otherwise recover compensation as set forth in this Policy.
Amendment; Termination
The Committee may amend this Policy from time to time in its discretion. The Board or the Committee may terminate this Policy at any time, subject to compliance with the rules and regulations of Securities and Exchange Commission and the NYSE American.

Other Recovery Rights; Misconduct
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar compensation agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company or that may apply against the Chief Executive Officer and the Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act.
Impracticability
    The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee and such determination is documented in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE American or the national securities exchange on which the Company's securities are listed.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

Tompkins Financial Corporation
AMENDED AND RESTATED CLAWBACK POLICY
Acknowledgement Form
By signing this acknowledgement electronically, I acknowledge and confirm that I have the received and reviewed a copy of the Tompkins Financial Corporation Amended and Restated Clawback Policy. Capitalized terms used herein are defined in the Policy.
By signing this acknowledgment electronically, I acknowledge and agree that I am and will continue to be subject to the Policy and that the Policy will apply both during and after my employment with the Company. Further, by signing this acknowledgement electronically, I agree to abide by the terms of the Policy, including, without limitation, by returning to the Company any excess Incentive Compensation received during the Recovery Period to the extent required by, and in a manner consistent with, the Policy.

                                _____________________________
                                Signature